Exhibit 10.21

CONFIDENTIAL RETIREMENT AGREEMENT AND GENERAL RELEASE

This Confidential Retirement Agreement and General Release (“Agreement”), entered into by and between Charles H. Turner (“you” or the “Employee”), Pier 1 Services Company (“Company”) and Pier 1 Imports, Inc. (“Parent”) (collectively, the “Parties”) as of the Effective Date (as defined below), arises from your retirement and the associated termination of your employment relationship with the Company. Company, Parent, their subsidiaries and affiliates are together sometimes referred to herein as “Pier 1.”

This Agreement is legally-binding. You are hereby advised to consult with an attorney before signing it.

You acknowledge that your retirement from the Company and the associated termination of your employment is effective February 10, 2015 (the “Effective Date”). The Company has offered you the payments and other benefits described in Section 1 below in conjunction with your retirement. You agree that you are not entitled to any payment provided for in this Agreement unless you execute this Agreement by signing the signature line at the conclusion of this Agreement, and do not revoke it during the revocation period described below. You acknowledge that as of the Effective Date you have resigned from all positions as an officer, director or trustee of Pier 1 and with respect to any employee benefit plan or other arrangement or accommodation of Pier 1 as to which you have been designated as an officer, director, agent, trustee or other capacity.

1. Retirement Benefits. In consideration for the promises, covenants and releases contained in this Agreement you will receive a lump-sum payment from Company in the amount of $1,083,293.00, subject to applicable taxes and related withholdings. This payment shall be paid within six business days following the expiration of the Revocation Period, defined herein, provided you have executed and delivered this Agreement to the Company in the manner set forth herein without revoking the Agreement. In the event that you revoke this Agreement, you will be ineligible for any payment provided for herein. You acknowledge that this payment is in addition to any monies or benefits to which you are already otherwise entitled under the plans and arrangements described on Annex A to this Agreement (the “Other Retirement Benefits”) and that the payment represents good and sufficient consideration for your promises, covenants and releases set forth in this Agreement.

2. General Release. In consideration for the payment described in Section 1 above, to which you are otherwise not entitled, you – on behalf of yourself, your family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any — waive and release Company, Parent, their affiliates and subsidiaries, and all of their current and former respective officers, directors, employees, stockholders, representatives and agents, including their successors and assigns (collectively the “Releasees”), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) your employment; (ii) the Releasees’ refusal or failure to continue your employment; or (iii) the termination of your employment, including, but not limited to, claims for compensation, commissions, bonuses, stock options, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor

Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; Chapter 21 of the Texas Labor Code or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by Federal, State, local or other jurisdiction or political subdivision. This Agreement extinguishes any potential monetary recovery from employment discrimination claims you may have relating to your employment with the Company and the termination of your employment existing on the Effective Date of this Agreement.

Nothing in this Agreement will prevent you from initiating or participating in any State or Federal agency administrative proceeding including proceedings before the Equal Employment Opportunity Commission or from testifying at an administrative hearing, deposition, or in court in response to a lawful subpoena.

This Agreement does not release or terminate any of your rights pursuant to the Indemnification Agreement dated January 18, 2011, between you and Parent (the “Indemnification Agreement”), or the Other Retirement Benefits, which shall continue in full force and effect in accordance with their respective terms. This Agreement does not release or waive your rights as an employee to (i) any vested benefits under a benefit plan which by its terms specifically provides for the vesting of benefits prior to or upon the Effective Date, (ii) convert any insured benefits under an employee benefit plan to the extent the plan allows conversion, or (iii) maintain your medical insurance in force as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

3. Non-Assignment. You represent and warrant that you have not assigned to any third party any claim involving the Releasees or authorized any third party to assert on your behalf any claim against the Releasees. If a third party asserts a claim against the Releasees on your behalf or includes you as a class member in any class action involving any claim released under this Agreement, you shall not accept any benefits or damages relating or arising out of such claim.

4. Return of Property. You represent and warrant that you have returned all property, equipment, documents and other tangible things, including keys, cell phones, pagers, corporate credit cards, and laptops or other computers of Pier 1 — except for documents reflecting your compensation and benefits (Other Retirement Benefits) while employed by Pier 1 — in accordance with Company’s policies and rules, effective on your last day of work with the Company, or if you failed to do so, you agree to do so immediately upon finding any such items in your possession. You represent and warrant that you have not, and you agree that in the future you shall not, destroy, alter, erase, or otherwise change any software, data, or other information belonging to Company. Further, you hereby consent to pay Company the value of any property, equipment and tangible things that you fail to return in accordance with this Agreement and any monies you owe Pier 1, up to the maximum amount allowed by law.

5. Confidentiality. You agree that the terms of this Agreement shall be confidential. You shall not disclose the terms to anyone other than your spouse, attorney, accountant, financial planner, or tax advisor, without Company’s prior written approval, except as may be required by law and/or court order. You shall not disclose the terms of this Agreement to your spouse, attorney, accountant, financial planner, or tax advisor unless the receiving party agrees to abide by the confidentiality provisions of this Agreement, and you agree to be responsible for any breach of confidentiality by your spouse, attorney, accountant, financial planner and/or tax advisor. If you receive a request pursuant to applicable law to disclose the existence or terms of this Agreement, you shall promptly notify Company’s Legal Department to enable Company to seek a protective order or other appropriate remedy prior to any disclosure made by you.

6. Confidential Information and Trade Secrets. You acknowledge that during your employment with Company, you have been given access to and use of trade secrets, proprietary data, or other confidential information, which were developed at considerable effort and expense, and which if acquired by competitors of Pier 1 would give them an unfair business advantage. You understand and agree that this information, if used by or disclosed to anyone but Pier 1 and its employees with a need to know, will place Pier 1 at a competitive disadvantage. You further acknowledge that you have not used or disclosed such trade secrets, proprietary data, or other confidential information during your employment with Company, except as authorized in writing by Company or in the normal exercise of your job duties for the benefit of Pier 1.

In further consideration for the above-recited covenants, promises and statements of understanding between the parties, including the payment described in Section 1 of this Agreement, to which you are otherwise not entitled, you agree that you shall not, without the prior express written consent of the Company, directly or indirectly communicate or disclose, or use for your benefit or the benefit of any other person, firm, association, or corporation, any of the Releasees’ trade secrets, proprietary data or other confidential information, which trade secrets, proprietary data and other confidential information were communicated to or otherwise learned or acquired by you during your employment relationship with the Company, except that you may disclose such matters to the extent that disclosure is required (a) at the Company’s direction or (b) by a lawful order of a court or other governmental agency of competent jurisdiction. For so long as such matters remain trade secrets, proprietary data, or other confidential information, you agree that you will not use such trade secrets, proprietary data, or other confidential information in any way or in any capacity other than as expressly consented to by the Company.

Nothing in the above paragraph shall be construed to restrict you from using your general knowledge, skills, and experience acquired during your employment with the Company in future employment whether or not such employment is with a direct competitor of Pier 1.

Such trade secrets, proprietary data, or other confidential information include, but are not limited to, the following: information concerning strategic marketing plans or product development plans; cost or pricing information; vendor or supplier information; business plans or methods; customer lists or data; information regarding proposed joint ventures, mergers, acquisitions, and other such anticipated or contemplated business ventures of Pier 1; projects, whether completed, in progress, or only contemplated; real estate plans and strategy; investment opportunities and other information related to investments of Pier 1, whether past, present or future; confidential financial information; financial planning and analysis modeling and methodology; intellectual property; financial accounting and reporting; tax planning and strategy; personnel information; ideas; discoveries; designs; inventions; improvements; know-how; writings and other works of authorship; computer programs; accounting information; lists; analyses; studies; technology; programs; flow charts; information regarding products or techniques; strategies; or, any other business information that relates in any manner to the actual or anticipated business of Pier 1, and which they have not intentionally disclosed to its competitors or to the general public.

The obligations set forth herein shall be in addition to any other confidentiality obligations that you may have to any of the Releasees.

You further acknowledge that the injury the Releasees will suffer in the event of your breach of any covenant or agreement set forth in Sections 5, 6, 7, 8 or 9 herein cannot be compensated by monetary damages alone, and you therefore agree that the Releasees, in addition to and without limiting any other remedies or otherwise, shall have the right to obtain an injunction against you.

7. Nondisparagement. You shall not make any untrue, misleading, or disparaging statements, or comments concerning the Releasees. During their tenure, the current Executive Officers and members of the Board of Directors of Parent shall not make any untrue, misleading, or disparaging public statements or comments about you. The Parties agree that the commitments in this paragraph will not limit or prohibit them from testifying truthfully, or providing truthful information in connection with any pending or threatened legal proceeding or to any governmental agency or as otherwise required by law.

8. Nonsolicitation. For a period of one year beginning on the day following the Effective Date, you shall not under any circumstances employ, solicit the employment of, or accept the services of, any “protected person” or recommend the employment of any “protected person” to any other business organization. A “protected person” is a person known by you to be employed by Pier 1 or to have been employed by Pier 1 within six months prior to the commencement of conversations with such person with respect to employment. The term “subsidiary” as used in this Agreement means a corporation or other entity more than 50 percent of whose outstanding securities or interests representing the right, other than as affected by events of default, to vote for the election of directors or otherwise select a similar governing body is owned by Pier 1.

As to (i) each “protected person” to whom the foregoing applies, (ii) each limitation on (A) employment, (B) solicitation and (C) acceptance of services, of each “protected person” and (iii) each month of the period during which the provisions of this Section 8 apply to each of the foregoing, the provisions set forth in this Section 8 are deemed to be separate and independent agreements and in the event of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this Section 8 or any other term of this Agreement.

9. Cooperation. You agree to cooperate with Pier 1 at such reasonable times and places as may be reasonably requested, and to provide all information that may be reasonably requested with respect to any matter involving your present or former relationship with Pier 1, the work you have performed for Pier 1, or present or former employees, so long as such requests do not unreasonably interfere with any other job or significant personal activity in which you are engaged. This specifically includes your assistance in regulatory inquiries, investigations and litigation matters, including depositions and/or court appearances in connection therewith, which may include appearances in other states. Pier 1 will make every effort to schedule these matters at times and locations convenient for you should they arise. The Company will reimburse you for reasonable expenses, such as telephone, travel, lodging, and meal expenses, you incur at the request of Pier 1, consistent with the Company’s generally applicable policies for employee expenses.

10. No Authority. As of your last day of employment with Company, you shall have no authority to obligate Pier 1 in any manner, and shall not enter into, or attempt to enter into, any contracts on their behalf. You shall not make any representation, warranty, or other statement, or take any action, that may be construed by a third party to indicate that you have authority to obligate Pier 1 or to enter into a contract on any of their behalf.

11. No Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Releasees or you have acted wrongfully with respect to each other. Each of the Releasees and you specifically deny and disclaim any such liability or wrongful acts.

12. Venue and Applicable Law. This Agreement shall be performed in Fort Worth, Texas, and the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this

Agreement. The parties shall submit to the jurisdiction of the federal and state courts sitting in Tarrant County, Texas, for all purposes relating to the validity, interpretation or enforcement of this Agreement, including, without limitation, any application for injunctive relief.

13. Remedies. Any material breach by you of the terms and conditions contained in this Agreement shall give Company the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law, and shall entitle Pier 1 to legal, injunctive, or other equitable relief on account of such breach.

14. Entire Agreement. This Agreement together with the agreements and plans described on Annex A to this Agreement constitute our entire agreement and supersedes any prior agreements or understandings between Company, Parent and you with respect to the subject matter herein, except for any confidentiality obligations referred to elsewhere herein. You acknowledge that you enter into this Agreement without reliance on any written or oral promise or representation, other than those contained in this Agreement.

15. Severability. If any provision of this Agreement shall be determined by a court to be void or unenforceable, the remaining provisions shall remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Agreement.

16. Headings. The headings in each Section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

17. Waiver. If you breach any term of the Agreement, any delay by Pier 1 in enforcing the Agreement shall not be deemed a waiver or acceptance. No waiver shall bind Pier 1 unless supported by consideration, executed in writing by the party to be bound, and delivered to you by an authorized officer or agent.

18. Attorneys’ Fees. In any dispute between Company or Parent and you regarding the terms of this Agreement and/or any alleged breach thereof, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees arising out of such dispute, provided that such recovery is not otherwise prohibited by law.

19. Knowing and Voluntary Agreement. You are advised in writing to consult with an attorney before executing this Agreement. You acknowledge and agree that: (i) after you received a copy of this Agreement in writing you had adequate opportunity to review this Agreement; (ii) you fully understand its contents; (iii) you have been advised to consult an attorney before signing it; and (iv) you enter into this Agreement knowingly, voluntarily and after any consultations with your attorney or other advisor, as you deem appropriate.

20. Review Period, Execution and Revocation. In order to be eligible for the payment described in Section 1 above, you must sign and return the original of this Agreement by 5:00 p.m., on March13, 2015 (the “Due Date”) to Michael A. Carter at the offices of the Company.

You acknowledge that you will have had at least 21 calendar days from your receipt of this Agreement on February 20, 2015 to consider whether to accept its terms. Any changes to this Agreement, whether material or immaterial, shall not restart the running of the 21-day period.

After signing the Agreement and properly returning it to the Company, you shall have seven calendar days to consider whether to revoke it (the “Revocation Period”). If you choose to revoke this Agreement, you must do so by serving written notice to Pier 1 Services Company by facsimile at 817-

334-0191, Attn: Legal Department, before the expiration of the Revocation Period and obtain written confirmation of delivery. You acknowledge that this Agreement shall become effective, fully enforceable and irrevocable upon the expiration of the seven-day period following your signing of this Agreement. This Agreement shall be null and void if: (i) you fail to execute and return the original of this Agreement on or prior to the Due Date; or (ii) you sign it within 21 days, but revoke your execution within seven calendar days after signing it.

IN WITNESS WHEREOF, this Confidential Retirement Agreement and General Release has been executed by each of the listed parties below.

EMPLOYEE:		PIER 1 SERVICES COMPANY, a Delaware statutory trust
Printed Name:	Charles H. Turner	By:	Pier 1 Holdings, Inc., a Delaware corporation, Its managing trustee

Signature:	/s/ Charles H. Turner	By:	/s/ Michael A. Carter
Date:	March 1, 2015		Michael A. Carter
Address:	4612 Lakeside Drive		SR VP Compliance and General Counsel
	Colleyville, TX	PIER 1 IMPORTS, INC.

		By:	/s/ Alexander W. Smith
Alexander W. Smith, President and CEO
		Date:	March 16, 2015
		Address:	100 Pier 1 Place, Fort Worth TX 76102
		Attn:	Michael A. Carter, General Counsel